Articles of Amendment
                                      to
                          Articles of Incorporation
                                      of

                               CRT Holdings, Inc.
    (Name of corporation as currently filed with the Florida Dept. of State)

                                 P03000147667
                (Document number of corporation, if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of
Incorporation:

NEW CORPORATE NAME (if changing):

                          SEI Holdings, Inc.
(must contain the word "corporation", "company", or "incorporated" or the abbreviation "Corp.", "Inc.", or "Co.") (A professional corporation must contain the word "chartered", "professional association", or the abbreviation "P.A.")

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)


     Article Seven - Section Two of the Articles of Incorporation shall be deleted and the following Article Seven - Section Two shall be inserted in its place:

                      ARTICLE SEVEN  - Section Two

        7.02 The names and addresses of the members of the Board of Directors as of 9/30/07 are:

         Name                    Address                         Title
   Barney A. Richmond   1016 Clemmons Street, Suite 302    Director, President
                        Jupiter, FL 33477                  Secretary

   Richard C. Turner    4200 Oak St.                       Treasurer, Director
                        Palm Beach Gardens, FL 33418




            (Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

                                              N/A


                                (continued)


The date of each amendment(s) adoption:              October 1, 2007

Effective date if applicable:  ___________________________________________
                             (no more than 90 days after amendment file date)

Adoption of Amendment(s)     (CHECK ONE)

[ ] The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

[ ] The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

      "The number of votes cast for the amendment(s) was/were sufficient for approval by." __________________________________________________
                                          (voting group)

[X] The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

[ ] The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.


       Signature     /s/ Richard C. Turner
(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)


                           Richard C. Turner
                 (Typed or printed name of person signing)

                              Treasurer
                       (Title of person signing)




                              FILING FEE: $35